UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2008

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on November 14, 2008, a subsidiary of YTB International, Inc. (the “Company”) entered into an offer to purchase with Espectra Aviation Inc. (“Espectra”) to sell a 1980 Learjet 35A aircraft (the “Aircraft”). The Company and Espectra were not able to agree on a final purchase agreement and the transaction was cancelled with the deposit being returned to Espectra. Effective November 21, 2008, a subsidiary of the Company entered into an offer to purchase with Petebridge, LLC (“Petebridge”) to sell the Aircraft. The stated offer price is $1,095,000 of which $100,000 will be deposited by Petebridge to be held in escrow until the closing. The closing of the offer is contingent upon a satisfactory inspection of the Aircraft and the execution of a mutually agreeable purchase agreement between the parties.

Effective as of November 24, 2008, the Company entered into a purchase and sale agreement with WR Landing, LLC (the “Buyer”) to sell approximately 10 acres of raw land located in the vicinity of the Company’s headquarters in Madison County, Illinois. The purchase price of $1,000,000 was paid by way of a $500,000 cash payment and a noninterest bearing $500,000 principal amount promissory note, payable by the Buyer in 120 days. The Company filed a mortgage to secure the payment obligation of the Buyer with respect to the promissory note.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

No.	Description

10.1	Offer to Purchase Aircraft, dated November 21, 2008 .
10.2	Purchase and Sale Agreement, dated November 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: November 26, 2008	By:	/s/ John Clagg
Name: John Clagg
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Description

10.1	Offer to Purchase Aircraft, dated November 21, 2008
10.2	Real Estate Purchase and Sale Agreement, dated November 24, 2008